Exhibit 99.1

SABA ANNOUNCES RECEIPT OF ANTICIPATED NASDAQ LETTER

Redwood Shores, Calif., August 21, 2012 – Saba (NASDAQ:SABA), the premier provider of people-centric enterprise solutions, today announced that on August 16, 2012, Saba received from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”), as expected, notification of Saba’s continued noncompliance with Nasdaq Listing Rule 5250(c)(1) due to Saba’s previously announced delay in filing its Form 10-K for the fiscal year ended May 31, 2012.

As previously announced, the Listing Qualifications Staff of Nasdaq, based on the Company’s compliance plan, granted the Company an exception until October 8, 2012 to file its Form 10-Q for the period ended February 29, 2012. As a result of the delay in filing its Form 10-K, the Company has until August 31, 2012 to submit to Nasdaq an updated compliance plan.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements relating to the anticipated filing date of Saba’s Form 10-Q for the fiscal quarter ended February 29, 2012 and statements relating to Saba’s expectation that it will fully regain compliance with Nasdaq continued listing requirements within the 60 day time period contemplated in the Nasdaq letter. The actual timing or outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, the results of the audit committee’s independent accounting review. In addition, Saba faces other risks and uncertainties that could affect its ability to complete the filing of its Form 10-Q and to regain compliance with the Nasdaq listing requirements. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com